Exhibit 11.2

Consent of the Independent Auditor

We consent to the use in this Regulation A Offering Statement on Form 1-A of our report dated April 12, 2021, relating to the financial statements of Fundrise Income eREIT V, LLC, appearing in the Preliminary Offering Circular, which is part of the Regulation A Offering Statement.

We also consent to the reference to our firm under the heading “Experts” in such Preliminary Offering Circular.

/s/ RSM US LLP

McLean, Virginia

September 16, 2021